Free Writing Prospectus Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement and Prospectus dated July 9, 2015
Registration Nos. 333-203320 and 333-203320-01
Registration Nos. 333-205638 and 333-205638-01

ENTERGY NEW ORLEANS STORM RECOVERY FUNDING I, L.L.C.
PRICING TERM SHEET
July 14, 2015
$98,730,000
Senior Secured Storm Recovery Bonds

Structuring Bookrunner:    Citigroup Global Markets Inc.
Expected Ratings:        AAA(sf) / Aa1(sf) (S&P / Moody’s)*
Closing Date / Settlement Date:    July 22, 2015
We expect that delivery of the Senior Secured Storm Recovery Bonds (the “Bonds”) will be made to investors on or about July 22, 2015 (such settlement being referred to as “T+6”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days (such settlement referred to as “T+3”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Bonds on the date of pricing or on the next two business days will be required, by virtue of the fact that the Bonds initially will settle at T+6, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the date of pricing or the next two business days should consult their advisors.
Interest Payment Dates:         June 1 and December 1 of each year, and on the final maturity date, commencing on June 1, 2016.
Applicable Time:        3:15 p.m. (ET) on July 14, 2015.
Proceeds to Issuing Entity:     The total amount of proceeds to the Issuing Entity (as defined below) before deduction of expenses (estimated to be $2,604,972) is $98,360,355.

Tranche	Principal Amount Offered	Expected Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	No. of Scheduled Semi-Annual Sinking Fund Payments	Interest Rate	Price to Public	Underwriting Discounts and Commissions
A	$98,730,000	4.98	June 1, 2024	June 1, 2027	17	2.67%	99.97560%	0.35%

Entergy New Orleans Storm Recovery Funding I, L.L.C. (the “Issuing Entity”) and Entergy New Orleans, Inc. (“ENO”) have jointly filed a registration statement (including a prospectus and preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement and other documents the Issuing Entity and ENO have filed with the SEC for more complete information about the Issuing Entity and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuing Entity, Citigroup Global Markets Inc. (the “Underwriter”) or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling the Underwriter toll-free at 1-800-831-9146.
* A security rating is not a recommendation to buy, sell, or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

EXPECTED AMORTIZATION SCHEDULE*

Semi-Annual Payment Date	Outstanding Tranche A Balance
7/22/15 Issuance Date	$98,730,000.00
6/1/2016	92,739,395.76
12/1/2016	87,307,108.82
6/1/2017	82,193,572.04
12/1/2017	76,707,189.48
6/1/2018	71,365,452.65
12/1/2018	65,665,679.62
6/1/2019	60,245,373.71
12/1/2019	54,443,178.35
6/1/2020	48,827,021.32
12/1/2020	42,850,332.44
6/1/2021	37,101,469.44
12/1/2021	30,976,868.93
6/1/2022	25,060,870.70
12/1/2022	18,770,052.63
6/1/2023	12,696,568.97
12/1/2023	6,245,422.76
6/1/2024	0

*	May not total due to rounding.
EXPECTED SINKING FUND SCHEDULE*

Semi- Annual Payment Date	Principal Repayment
Initial Tranche Balance	$98,730,000.00
6/1/2016	5,990,604.24
12/1/2016	5,432,286.93
6/1/2017	5,113,536.79
12/1/2017	5,486,382.56
6/1/2018	5,341,736.84
12/1/2018	5,699,773.03
6/1/2019	5,420,305.91
12/1/2019	5,802,195.35
6/1/2020	5,616,157.03
12/1/2020	5,976,688.88
6/1/2021	5,748,863.00
12/1/2021	6,124,600.51
6/1/2022	5,915,998.23
12/1/2022	6,290,818.07
6/1/2023	6,073,483.66
12/1/2023	6,451,146.20
6/1/2024	6,245,422.76
Number of Payments	17

*	May not total due to rounding.